                             VASTAR RESOURCES, INC.
                                   EXHIBIT 12
                STATEMENT SETTING FORTH DETAIL OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                                              For the three
                                         For the year ended    months ended
                                             December 31,      December 31,
                                         ------------------   -------------
(Millions of dollars)                   1996    1995    1994       1993
 except ratio amounts)                  -----   -----   -----      -----
Income from continuing operations
  before income taxes, minority
  interest and cumulative effect of
  change in accounting principle (1)   $212.7  $ 56.2  $153.6      $  1.0
Fixed Charges:
Interest expense charged to income,
  and portion of rentals
  representative of interest             52.3    57.0    66.3         4.5
Capitalized Interest                      ---     ---     ---         ---
                                       ------  ------  ------      ------
Total fixed charges (2)                  52.3    57.0    66.3         4.5
                                       ------  ------  ------      ------
Earnings (1) + (2)                     $265.0  $113.2  $219.9      $  5.5
                                       ======  ======  ======      ======
Ratio of earnings to fixed charges       5.07    1.99    3.32        1.22
                                       ======  ======  ======      ======



The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest expense, amortization of debt expenses, and the estimated interest component of rentals.

During the three years ended December 31, 1996, 1995 and 1994 and the three months ended December 31, 1993 the Company has no issuances of preferred stock. The ratio of earnings to combined fixed charges and preferred stock dividends for each of the above time periods is the same as the ratio of earnings to fixed charges.